EXHIBIT 21

LIST OF SUBSIDIARIES AND THEIR COUNTRY OR STATE OF INCORPORATION/ORGANIZATION

Asystum Participations, BV	The Netherlands
Datastream FSC, Inc.	U.S. Virgin Islands
Datastream Servicios Mexicanos, S. de R.L. de C.V.	Mexico
Datastream Systems (Shanghai) Co., Ltd.	China
Datastream Systems (UK), Ltd.	The United Kingdom
Datastream Systems de Argentina S.A.	Argentina
Datastream Systems de Chile SRL	Chile
Datastream Systems de Mexico S.A. de C.V.	Mexico
Datastream Systems do Brasil Ltda.	Brazil
Datastream Systems International, Inc.	Delaware
Datastream Systems Kabushiki Kaisha.	Japan
Datastream Systems Latinamerica SRL	Uruguay
Datastream Systems Pte Ltd.	Singapore
Datastream Systems Pty Ltd.	Australia
Datastream Systems Sdn Bhd	Malaysia
Datastream Systems, BV	The Netherlands
Datastream Systems, GmbH & Co.	Germany
Datastream, SA	France
iProcure, Inc.	Delaware
Perville, SA	Uruguay
Sikasso Pte Ltd.	Singapore
SQL Group, B.V.	The Netherlands
SQL System Participaties, BV	Germany
Strategic Business Management Sdn Bhd	Brunei